Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2022, relating to the financial statements of San Diego Gas & Electric Company and the effectiveness of San Diego Gas & Electric Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

February 10, 2023